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                                                                      Exhibit 11
[Letterhead of Sullivan & Cromwell]

                                                February 20, 2001


Travelers Series Fund Inc.,
        7 World Trade Center,
                New York, New York 10048

Dear Sirs:

        In connection with the registration under the Securities Act of 1933 (the "Act") of shares (the "Shares") of Common Stock, par value $.00001 per share, of Travelers Series Fund Inc., a Maryland corporation (the "Company"), to be issued in connection with the transaction contemplated by the form of Agreement and Plan of Reorganization between the Company, on behalf of the Smith Barney Aggressive Growth Portfolio, and Variable Annuity Portfolios, a Massachusetts business trust, on behalf of CitiSelect VIP Folio 400 Growth and CitiSelect VIP Folio 500 Growth Plus, that is being filed today as an Exhibit to the Company's Proxy Statement/Prospectus in its Registration Statement on Form N-14 under the Act (the "Registration Statement"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
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Travelers Series Fund Inc.
                                                                             -2-


        Upon the basis of such examination, we advise you that, in our opinion, when the Agreement and Plan of Reorganization in the form filed as an Exhibit to the Registration Statement has been duly executed and delivered, the Registration Statement has become effective under the Act and the Shares are issued and sold as contemplated in the Registration Statement and in accordance with the Charter and the Bylaws of the Company, the Shares will be validly issued, fully paid and nonassessable.
        The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we have, with your approval, relied upon the opinion dated February 20, 2001 of Venable, Baetjer and Howard, LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Venable, Baetjer and Howard, LLP. We believe you and we are justified in relying on such opinion for such matters.
        We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that
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Travelers Series Fund Inc.                                                 -3-


we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,




                                        /s/ Sullivan & Cromwell
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                                                              (exhibit to
                                                              Exhibit 11)

                         Venable Baetjer and Howard, LLP
                                 2 Hopkins Plaza
                            Baltimore, Maryland 21201
                                February 20, 2001

Sullivan & Cromwell
125 Broad Street
New York, NY  10004

     Re: Travelers Series Fund Inc.--Smith Barney Aggressive Growth Portfolio

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Travelers Series Fund Inc., a Maryland corporation (the "Company"), in connection with the transactions contemplated by an Agreement and Plan of Reorganization between the Company, on behalf of its Smith Barney Aggressive Growth Portfolio (the "Aggressive Growth Portfolio"), and Variable Annuity Portfolios, a Massachusetts business trust, on behalf of its CitiSelect VIP Folio 400 Growth and CitiSelect VIP Folio 500 Growth Plus portfolios (the "CitiSelect Portfolios") (the "Agreement"). These transactions include, among other things, the transfer of substantially all of the assets and liabilities of the CitiSelect Portfolios to the Company on behalf of the Aggressive Growth Portfolio in exchange for shares of the Aggressive Growth Portfolio (the "Shares"), followed by the distribution of the Shares to the shareholders of the CitiSelect Portfolios.

     In rendering the opinions hereinafter expressed, we have examined originals or certified copies of (i) the Charter and Bylaws of the Company; (ii) the resolutions adopted by the Board of Directors of the Company on February 14, 2001; and (iii) the form of the Agreement.

     We have also examined and relied upon a certificate issued by the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is


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Sullivan & Cromwell
February 20, 2001
Page 2


in good standing as a corporation and duly authorized to transact business in the State of Maryland. With respect to questions of fact material to such opinions, we have relied, without independent inquiry, upon certificates of appropriate officers of the Company or of public officials.

     In our examination, we have assumed (i) the genuineness of all signatures on documents submitted to us for review; (ii) the legal capacity of all natural persons who executed any document submitted to us for review; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and
(v) that all certificates of public officials upon which we have relied have been duly and properly given.

     Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

          2. When issued pursuant to the Agreement, the Shares, to the extent of the number of shares of the Aggressive Growth Portfolio authorized in the Company's Charter, will be validly issued, fully paid and non-assessable.

     This letter expresses our opinion with respect to Maryland law governing the matters set forth above. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

     You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                         Very truly yours,


                                         /s/ Venable, Baetjer and Howard, LLP